Exhibit 99.1

CONSENT OF EVERCORE GROUP, L.L.C.

July 1, 2015

ARRIS Group, Inc.

3871 Lakefield Drive

Suwanee, GA 30024

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 22, 2015, to the Board of Directors of ARRIS Group, Inc. (the “Company”) as Appendix E to, and reference thereto under the captions “SUMMARY – Opinion of ARRIS’ Financial Advisor” and “BACKGROUND AND REASONS FOR THE COMBINATION – Opinion of Evercore – Financial Advisor to ARRIS” in the joint proxy statement/prospectus included in the Registration Statement on Form S−4 filed by the Company with the U.S. Securities and Exchange Commission on July 2, 2015 (the “Registration Statement”) and relating to the proposed transaction involving the Company and Pace plc. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP, L.L.C.

By:
/s/ Naveen Nataraj
Naveen Nataraj
Senior Managing Director